Exhibit 99.1

Third Quarter 2018 - Earnings Release and Dividend Declaration

FOR IMMEDIATE RELEASE

From: CaShaun Miller

           Uwharrie Capital Corp

           704-991-1105

Date:  November 13, 2018

Albemarle - Uwharrie Capital Corp and its subsidiary, Uwharrie Bank, reported consolidated total assets of $637 million at September 30, 2018, versus $576 million at December 31, 2017.

Net income for the three-month period ended September 30, 2018, was $643 thousand versus $588 thousand for the same period in 2017.  For the three months, ended September 30, 2018, net income available to common shareholders was $499 thousand or $0.07 per share compared to $440 thousand or $0.06 per share for September 30, 2017. This progression reflects the improvements in earnings related to the investments associated with our strategic plan.

Net income for the nine-month period ended September 30, 2018, was $1.3 million versus $1.8 million for the same period in 2017, driven by costs associated with the expansion into a new market and new lending niches.  For the nine months, ended September 30, 2018, net income available to common shareholders was $916 thousand or $0.13 per share compared to $1.4 million or $0.20 per share for September 30, 2017. Net income available to common shareholders takes into consideration the payment of dividends on preferred stock issued by the Company.

The Uwharrie Capital Corp Board of Directors has declared a 2% stock dividend to be paid to common stock shareholders on December 14, 2018.

Shareholders of Uwharrie Capital Corp, as of the record date November 28, 2018, will receive the dividend, which will be paid electronically via book-entry. No stock certificates will be issued. Shareholders will receive a Direct Registration System (DRS) statement, indicating the new shares gained.    If the stock is held in a brokerage account, shares will be electronically delivered directly to the appropriate account.  Only whole shares of stock will be issued.  If applicable, a check for payment of a fractional share may also be issued or deposited electronically.

Contact David Beaver, Chief Financial Officer at 704-991-1266 for further information.

About Uwharrie Capital Corp

Uwharrie Capital Corp offers a full range of financial solutions through Uwharrie Bank, Uwharrie Investment Advisors, and Uwharrie Bank Mortgage.  Additional information on Uwharrie Capital Corp may be found at www.UwharrieCapitalCorp.com or by calling 704-982-4415.

# # # #